EXHIBIT 15

April 23, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated April 23, 2009, on our review of interim financial information of Alcoa Inc. and its subsidiaries (Alcoa) for the three-month periods ended March 31, 2009 and 2008 and included in Alcoa's quarterly report on Form 10-Q for the quarter ended March 31, 2009 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-149623), Form S-4 (No. 333-141419), and Form S-8 (Nos. 33-60305, 333-27903, 333-62663, 333-79575, 333-32516, 333-36208, 333-37740, 333-39708, 333-106411, 333-115717, 333-128445, 333-146330, 333-153369, and 333-155668).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania